EXHIBIT 99.1

MENTOR CORPORATION ANNOUNCES SHAREHOLDERS' MEETING RESULTS AND ADJOURNMENT; DECLARES QUARTERLY CASH DIVIDEND

SANTA BARBARA, CA - Mentor Corporation (NYSE:MNT) announced today that at its annual meeting of shareholders convened on September 17, 2007 Joshua Levine, Michael Emmons, Walter Faster, Margaret Jordan, Katherine Napier, Ronald Rossi and Joseph Whitters were all re-elected to the Mentor Board of Directors and Burt Rosen was elected to the Board of Directors.  All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.  In addition the shareholders ratified the selection of Ernst & Young LLP as Mentor's independent registered public accounting firm.

The meeting was also called for the purpose of approving an amendment to Mentor's Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series.  Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter. Therefore, abstentions have the same effect as votes against such proposals. Broker non-votes as to this proposal are not deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.  As of the time of the meeting, approximately 49% of the votes cast had been cast in favor of the proposal, with a substantial number of broker non-votes and other shares not represented in the voting.  After considering the importance of the matter, the number of votes not cast and the fact that shareholders represented at the meeting were so closely divided on the proposal, shareholders present at the meeting approved a motion presented by management to adjourn and reconvene the meeting to allow additional time to solicit proxies from those shareholders who had not voted on the proposal.

Mentor's annual meeting is adjourned to October 1, 2007, at 10:00 a.m. local time, at Mentor's main office, located at 201 Mentor Drive, Santa Barbara, CA 93111.  Shareholders who have not voted on the proposal to approve the amendment of Mentor's Restated Articles of Incorporation are encouraged to do so promptly.  For shareholders who have voted on this proposal, no additional action is required.  Proxies may be submitted or revoked any time prior to the adjourned meeting on October 1, 2007.  To request an additional proxy card, please contact Joseph A. Newcomb or Loren L. McFarland at (805) 879-6000.

Shareholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share for the Company's second quarter, fiscal year 2008, payable on October 18, 2007 to shareholders of record as of September 27, 2007.

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global aesthetic market.  The Company develops, manufactures and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve personal well-being.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Report on Form 10-K, subsequent quarterly report on Form 10-Q, and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Loren L. McFarland
Vice President, Chief Financial Officer
(805) 879-6082